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Exhibit 99.B(22)(g)(2)

                        SPECIAL CUSTODY ACCOUNT AGREEMENT
                                  (SHORT SALES)

AGREEMENT (the "Agreement") dated as of __________, 2004, by and among State Street Bank and Trust Company, in its capacity as custodian hereunder ("Bank"), SSgA Funds on behalf of its portfolios as listed on Schedule A attached ("Customer"), and UBS Securities LLC ("Broker").

WHEREAS, Broker is a securities broker-dealer registered with the Securities and Exchange Commission and is a member of several national securities exchanges; and

WHEREAS, Customer, one or more series of an investment company registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended, along with the rules and SEC guidance thereunder ("1940 Act"), is required by Section 17(f) of the 1940 Act to place its securities and similar investments in the custody of one or more institutions of the type specified in Section 17(f) and desires from time to time to execute short sales transactions (which are permitted by Customer's investment policies), and in connection therewith has executed Broker's Client Account Agreement Prime Brokerage Services (the "Customer Agreement") which provides for margin transactions; and

WHEREAS, to facilitate Customer's transactions in short sales of securities, Customer and Broker desire to establish procedures for the compliance by Broker with the provisions of Regulation T of the Board of Governors of the Federal Reserve System, applicable 1940 Act provisions and other applicable requirements (collectively, the "Margin Rules"); and

WHEREAS, Bank, as custodian of certain assets of Customer pursuant to the Custodian Agreement (as defined herein), is prepared to act as custodian to hold Collateral (as defined herein) according to the terms and conditions of this Agreement;

NOW THEREFORE, be it agreed as follows:

1.      DEFINITIONS

        As used herein, the following terms shall have the following meanings:

        (a) "Adequate Margin" in respect of short sales shall mean such collateral as is adequate in Broker's commercially reasonable judgment under the Margin Rules and the internal policies of Broker. Bank and Broker acknowledge that, under the 1940 Act, Adequate Margin requires, at a minimum, that Customer maintain Collateral (as defined below) in the Special Custody Account in an amount at least equal to Customer's mark-to-market short positions. [ALLISON - ON FURTHER CONSIDERATION, I THINK THIS IS NEEDED WITHOUT REGARD TO UBS' COMMERCIALLY REASONABLE STANDARD DUE TO THE FACT THAT IT IS UBS THAT COMPUTES AND CALLS FOR MARGIN, THUS UBS NEEDS TO KNOW THAT IT CANNOT TREAT A REGISTERED INVESTMENT COMPANY LIKE ITS OTHER CLIENTS AND CARRY THIS ACCOUNT ON A LEVERAGED BASIS. I DON'T THINK THIS CALLS FOR MONITORING ON UBS' PART, JUST THAT UBS' SYSTEM (WHETHER MANUAL OR AUTOMATED) KNOWS THAT MARGIN OR LEVERAGE = ZERO.]

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        (b)     "Advice from Broker" or "Advice" shall mean a written notice sent to Customer and Bank except that Advice for initial or additional Collateral or with respect to Broker's ability to effect a short sale for the Customer may be given orally, provided that Broker provides a written Advice to Bank and/or Customer within one business day of such oral Advice. With respect to any short sale or Closing Transaction, the Advice from Broker shall mean a standard confirmation in use by Broker and sent or transmitted to Customer and/or Bank. With respect to substitutions or releases of Collateral, Advice from Broker shall mean a written notice signed by Broker and sent or transmitted to Customer and/or Bank. An Authorized Representative of Broker will certify to Customer and Bank on Appendix A attached hereto, as amended from time to time, the names and signatures of those employees who are authorized to sign Advice from Broker (each an "Authorized Representative of Broker"). When used herein, the term "Advise" shall mean the act of sending an Advice from Broker.

        (c) "Closing Transaction" shall mean a transaction in which Customer purchases securities which have been sold short.

        (d) "Collateral" shall mean cash, U.S. Government securities, U.S. margin-eligible securities or other securities, instruments or other assets acceptable to Broker as may be transferred to the Special Custody Account from time to time and all monies and other property received as income or from the maturity, redemption, sale or other disposition of property held therein..

        (e) "Custodian Agreement" shall mean the agreement by and between Bank and Customer, pursuant to which Bank provides general custodial services to Customer.

        (f) "Instructions from Customer" or "Instructions" shall mean a request, direction or certification in writing and delivered to Bank and Broker. An officer of Customer will certify to Bank and Broker, as amended from time to time, the names and signatures of those persons authorized to sign the instructions. When used herein, the term "Instruct" shall mean the act of sending an Instruction from Customer.

2.      SPECIAL CUSTODY ACCOUNT

        (a) OPENING CUSTODY ACCOUNT. Upon Instructions from Customer, Bank shall segregate Collateral on its books and records as an account for Broker entitled "UBS Securities LLC Special Custody Account for the benefit of [Name of Portfolio on Schedule A]" (hereinafter the "Special Custody Account"), and shall hold therein all Collateral as shall be received and accepted by it therein pursuant to this Agreement.

                Customer and Bank each acknowledge and agree that the Special Custody Account maintained by Broker for Customer is a "securities account" within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of New York (the "NYUCC"), and all property and assets held in or credited from time to time to any such account shall be treated as a "financial asset" for purposes of Article 8 of the NYUCC. Subject to the 1940 Act, in the event of a breach or default by Customer under this Special Custody Account Agreement, the Broker shall have all rights and remedies available to a secured creditor under

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                any applicable law or under the NYUCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction) in addition to the rights and remedies provided herein. All Collateral delivered to the Special Custody Account shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the Broker), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the Broker's favor; further, Collateral consisting of securities shall be delivered in good deliverable form (or the Broker shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities. Customer shall execute such documents and take such other action as the Broker shall reasonably request in order to perfect the Broker's rights with respect to any such Collateral and, in the case of an investment property, grant the Broker control (within the meaning of Sections 8-106 and 9-106 of the NYUCC) thereof. In addition, Customer appoints the Broker as Customer's attorney-in-fact to act on Customer's behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect (and, in the case of investment property, grant the Broker control thereof) the security interests created hereunder in, or realize upon all rights in, the Collateral.

                Customer agrees to instruct Bank in Instructions from Customer as to specific Collateral which Bank is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account. A separate Special Custody Account shall be maintained for each portfolio identified on Schedule A hereto. Customer agrees that the value of such Collateral shall be at least equal in value to what Broker shall initially and from time to time Advise Customer as being necessary to constitute Adequate Margin.

                If, prior to 11:00 A.M. on any business day, Broker notified Customer of the amount necessary to constitute Adequate Margin, Customer shall, prior to the close of business on such day, cause sufficient Collateral to be transferred to the Special Custody Account such that the amount of all Collateral in such Special Custody Account is equal to or exceeds the amount necessary to constitute Adequate Margin. If, after 11:00 A.M., on any business day, Broker notifies Customer of the amount necessary to constitute Adequate Margin, Customer shall, prior to 11:00 A.M. of the next business day, cause sufficient Collateral to be transferred to the Special Custody Account such that the amount of all Collateral in such Special Custody Account is equal to or exceeds the amount necessary to constitute Adequate Margin.

                Bank may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Agreement are outstanding to Customer at such time. If Bank chooses not to act on Instructions from Customer, Bank shall promptly notify Customer of Bank's intention not to act upon such instructions along with Bank's reason for such non-action. Customer may substitute or exchange the Collateral in the Special Custody Account only provided that Adequate Margin is maintained in the Special Custody Account and Customer promptly notifies Broker of the contemplated substitution or exchange and Broker Advises Bank that such substitution or exchange is acceptable. Bank shall have no responsibility for the valuation or adequacy of any margin required under this

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                Agreement. Collateral (i) will be held by Bank pursuant to the terms hereof, (ii) may be released only in accordance with the terms of this Agreement, and (iii) except as required to be released hereunder to Broker, shall not be made available to Broker or any other person claiming through Broker, including the creditors of Broker.

        (b) SECURITY INTEREST. Customer hereby grants a continuing security interest to Broker in the Collateral in the Special Custody Account. Bank will hold the Collateral in the Special Custody Account, subject to the interest therein of Broker as the pledgee and secured party thereof in accordance with the terms of this Agreement. Such security interest will terminate at such time as Collateral is released as provided herein. Bank shall have no responsibility for the creation, validity or enforceability of such security interest.

        (c) CONTROL. Bank hereby agrees to comply, without Customer's further consent, with any Entitlement Orders (as defined in Section 8-102 of the Uniform Commercial Code (the "UCC")) related to a duly created Securities Entitlement (as defined in Section 8-501(b) of the UCC) originated by Broker with respect to the Collateral in the Special Custody Account. Customer hereby agrees to such provision. Broker hereby covenants to Customer that it will only issue Entitlement Orders in the event that it has a right to do so pursuant to the Customer Agreement.

        (d) CONFIRMATION. Bank will confirm in writing by the next business day to Broker all pledges, releases or substitutions of Collateral in a Special Custody Account and will supply Broker and the Customer with a monthly statement of Collateral and transactions in the Special Custody Account for such month. Bank will also advise Broker upon request of the kind and amount of Collateral pledged to Broker.

        (e) EXCESS COLLATERAL. Upon the request of Customer, Broker shall advise Bank and Customer of any excess of Collateral in the Special Custody Account. Such excess shall at the Customer's request be transferred from the Special Custody Account to an account of Customer at Bank, upon Bank's receipt of an Advice from Broker on the next business day following Broker's determination of the existence of Excess Collateral

        (f) ACCOUNTS AND RECORDS. Bank will maintain accounts and records for the Collateral in the Special Custody Account as more fully described in sub-paragraph 5(a) below. The Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Broker as the pledgee thereof.

3.      ORIGINAL AND VARIATION MARGIN ON SHORT SALES

        (a) SHORT SALES. From time to time, Customer may place orders with Broker for the short sale of securities. Prior to the acceptance of such orders Broker will advise Customer of Broker's ability to borrow such securities or other properties and acceptance of short sale orders will be contingent upon same.

        (b) OPEN SHORT SALES BALANCE. Broker shall, based on the closing market price on each business day, compute the aggregate net credit or debit balance on

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                Customer's open short sales and advise Customer and/or
                Customer's designated agent by 11:00 A.M. New York time on the next business day (each a "Determination Day") of the amount of the net debit or credit, as the case may be. If a net debit balance exists on a Determination Day, Customer will cause an amount equal to such net debit balance to be pledged to Broker as Collateral in the Special Custody Account by the close of business on such Determination Day. If a net credit balance exists on a Determination Day, Broker will return Collateral in accordance with Section 2 (e).

4.      DUTIES OF THE CUSTOMER

        It is understood and agreed that Customer, when placing with Broker any order to sell short for Customer's account, will designate the order as such and hereby authorizes Broker to mark such order as being "short", and when placing with Broker any order to sell long for Customer's account, will designate the order as such and hereby authorizes Broker to mark such order as being "long". Any sell order which Customer shall designate as being for long account as above provided is for securities then owned by Customer and, if such securities are not then deliverable by Broker from any account of Customer, the placing of such order shall constitute a representation by Customer that it is impracticable for Customer then to deliver such securities to Broker but that Customer shall deliver them by the settlement date or as soon as possible thereafter.

5.      RIGHTS AND DUTIES OF THE BANK

        (a) GENERALLY. Bank shall receive and hold in the Special Custody Account, as custodian upon the terms of this Agreement, all Collateral deposited and maintained pursuant to the terms of this Agreement. Bank shall have no duty to require any money or securities to be delivered to it or to determine that the amount and form of assets delivered to it comply with any applicable requirements. Collateral held in the Special Custody Account shall be released only in accordance with this Agreement or as required by applicable law. Customer grants its authority to deposit in such account any Collateral received, or posted for the benefit of Customer, by Bank. Bank may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form, in omnibus accounts and in a depository or clearing corporation, with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Bank's records as subject to this Agreement, shall otherwise comply with the Bank's custodial requirements under the 1940 Act, and shall be in a form that permits transfer without additional authorization or consent of Customer. Customer hereby agrees to hold Bank and its nominees harmless from any liability solely as holder of record.

        (b) DIVIDENDS AND INTEREST. Any interest, dividends or other distributions paid with respect to the Collateral held in the Special Custody Account shall be credited by Bank to Customer's custody account.

        (c) REPORTS. The Bank shall, as promptly as practical, provide Broker and the Customer and/or Customer's designated agent with written confirmation of each transfer into and out of the Special Custody Account. Except as the parties may otherwise agree, the Bank shall render to Broker a monthly statement of the

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                Collateral held in the Special Custody Account. In addition,
                Bank will advise Broker and Customer and/or Customer's designated agent, promptly upon the request of the Broker or Customer, of the type and amount of Collateral held in a Special Custody Account. In addition, the Bank will advise the Broker and the Customer and/or Customer's designated agent, upon request of the Broker or Customer, at any time of the type and amount of Collateral held in the account; provided, however, that the bank shall have no responsibility for making any determination as to the value of such Collateral.

        (d) LIMITATION OF BANK'S LIABILITY. Bank's duties and responsibilities are set forth in this Agreement. Bank shall act only upon receipt of Advice from Broker regarding release or substitution of Collateral. Bank shall not be liable or responsible for anything done, or omitted to be done, by it, upon receipt of Proper Instructions (as contemplated by the Custodian Contract, as supplemented by the provisions of this Agreement), in good faith and in the absence of negligence and may rely and shall be protected in acting upon any notice, instruction or other communication which it reasonably believes to be genuine and authorized. As between Bank and Broker, Broker shall indemnify and hold Bank harmless with regard to any losses or liabilities of Bank (including counsel fees) imposed on or incurred by Bank arising out of any action or omission of the Bank in accordance with any Advice, notice or instruction of Broker under this Agreement. In matters concerning or relating to this Agreement, Bank shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, or with any rules or regulations of the Office of the Controller of the Currency (or the Securities and Exchange Commission). Bank shall not be liable to any party for any acts or omissions of the other parties to this Agreement. As between Customer and Bank, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities incurred by such parties in connection with this Agreement. Bank shall not be liable to any party to this Agreement for indirect, special or consequential damages.

        (e) COMPENSATION. Bank shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Bank.

6.      DEFAULT

                In the event of a default by Customer of its obligations (i) to maintain Adequate Margin as herein provided, (ii) to timely comply with any obligation on Customer's part to be performed or observed under this Agreement or in the Customer Agreement,
                (iii) to pay on demand by Broker any losses sustained by Broker as may occur under circumstances contemplated in paragraph 3 above, (iv) in the event of Customer's (A) insolvency or is unable to pay its debts as they become due or fails or admits in writing its inability to pay its debts as they become due, (B) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (C) institutes or has instituted against it a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or other similar law affecting creditors' rights, or seeks or becomes subject to the appointment of an administrator,

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                provisional liquidator, conservator, trustee, receiver,
                custodian or similar official for all or a substantial portion of its assets, or (D) has a secured party take possession of any property or account of Customer or has a distress, execution, attachment, sequestration or similar legal process commenced with respect to any property or account of Customer, or (v) in the event of a default by Customer under the Customer Agreement, Broker has the right to effect a Closing Transaction or buy-in of any securities of which Customer's account may be short. In the event of a default, Broker shall also have the right, to sell any and all Collateral in the Special Custody Account and to give Advice to Bank to deliver such Collateral free of payment to Broker which Advice shall state that, pursuant to this Agreement, the condition precedent to Broker's right to receive such Collateral free of payment has occurred. The Bank will provide prompt telephone notice to Customer of any receipt by Bank of Advice from Broker to deliver Collateral free of payment, and shall promptly effect delivery of Collateral to Broker. Such sale or purchase may be made according to Broker's commercially reasonable judgment and may be made at Broker's discretion, on the principal exchange or other market for such securities, or in the event such principal market is closed, in a manner commercially reasonable for such securities.

7.      LIMITATION OF BROKER LIABILITY TO CUSTOMER

        Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's own negligence, willful misconduct or bad faith. Notwithstanding anything set forth in this Agreement, Broker shall not be liable to any party to this Agreement for indirect, special or consequential damages.

8.      REPRESENTATIONS

        Customer represents and warrants that the Collateral will not be subject to any other liens or encumbrances. Bank hereby represents that Collateral in the Special Custody Account will not at any time be subject to any right, charge, security interest, lien, or claim of any kind in favor of Bank, or any person claiming through Bank, except for a lien for its fees, expenses and advances for settlement of securities transactions in connection herewith or under the Custodian Agreement.

        Broker and Bank hereby acknowledges that their rights and obligations with respect to a portfolio shall not create any other right of obligations with respect to any other portfolio. Without limiting the generality of the foregoing: (i) neither the giving of a Notice of Exclusive Control nor an event of default with respect to one portfolio shall constitute a Notice of Exclusive Control or an event of default with respect any other portfolio; (ii) any collateralization obligations with respect to any portfolio shall not constitute collateralization obligations with respect to any other portfolio; and (iii) any set-off rights, obligations, or liabilities with respect to any portfolio shall not constitute set-off rights, obligations, or liabilities with respect to any other portfolio. It is expressly acknowledged that the obligations of SSgA Funds hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the SSgA Funds, personally, but shall bind only the trust property of the SSgA Funds, as provided in its

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        Declaration of Trust and that, to the extent that such trustees are regarded as entering into this Agreement, they do so only in their capacity as trustees and not in their individual capacities.

9.      TERMINATION

        Any of the parties hereto may terminate this Agreement by fifteen (15) days' prior written notice to the other parties hereto; provided, however, that the status of any short sales and of Collateral held at the time of such notice to margin such short sales shall not be affected by such termination until the release of such Collateral pursuant to applicable law or regulations or rules of any self regulatory organization to which the Broker is subject. In the event of the release of excess Collateral, such excess Collateral shall be transferred to a proper custody account of the Customer in the Bank. Upon any termination of the Custodian Agreement, this Agreement shall terminate and all assets of the Customer held in the Special Custody Account shall be transferred, by the effective date of termination, to a successor custodian specified by the Customer and subject to the approval of the Broker provided that this Agreement shall remain in full force and effect if such successor custodian agrees to be bound by the terms hereof that are applicable to Bank.

10.     NOTICES

        Written communications hereunder shall be made via email between or among Bank and the persons listed on Appendices A or B of this Agreement, telegraphed, sent by facsimile transmission or hand delivered as required herein. When another method of delivery is not specified, written communications may be sent by overnight delivery or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, addressed:

                (a)    if to Bank, to:

                       State Street Bank and Trust Company
                       Mutual Fund Services
                       150 Newport Avenue
                       North Quincy, MA  02171
                       Attn: Paul J. LaPorte
                       Phone: (617) 985-6696
                       Facsimile: (617) 537-1833

                (b)    if to Customer, to:

                       SSgA Funds
                       State Street Financial Center
                       One Lincoln Street
                       Boston, MA  02111
                       Attn: *** PLEASE FILL IN
                       Phone: *** PLEASE FILL IN
                       Facsimile: *** PLEASE FILL IN

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                (c)    if to Broker, to:
                       UBS Securities LLC
                       1285 Avenue of the Americas
                       New York, NY 10019
                       Attn: Prime Broker Services
                       Phone: (212) 713-9090
                       Facsimile: (212) 713-3217

11.     CONTROLLING LAW

        The construction and enforcement of this Agreement shall be subject to and governed by the laws of the State of New York.

12.     MODIFICATION/AMENDMENT

        Customer and Bank agree that the terms of this Agreement shall supplement and amend the Custody Agreement dated as of __________ __, _______ between the Bank and the Customer with respect to the Special Custody Account identified on page 3 hereof, and to the extent inconsistent therewith, the terms of this Agreement shall control. Customer and Broker agree that the terms of this Agreement shall supplement and amend the Client Account Agreement Prime Brokerage Services dated as of December __, 2004 between the Customer and Broker, and to the extent inconsistent therewith, the terms of the Client Account Agreement Prime Brokerage Services, shall control; provided, however, notwithstanding the foregoing, to the extent inconsistent therewith, the terms of this Agreement shall control with respect to
        Section 14 (Custody) of the Client Account Agreement Prime Brokerage Services and with respect to the calculation and maintenance of Adequate Margin. No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each Broker, Customer and Bank.

13.     COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the date first above written.

SSgA FUNDS
On Behalf of Its Portfolios on Schedule A Attached


By:
        ------------------------------------------
        Name:
              ------------------------------------
        Title:
               -----------------------------------


STATE STREET BANK AND TRUST COMPANY


By:
        --------------------------------

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        Name: Joseph H. Hooley
        Title: Executive Vice President


UBS SECURITIES LLC


By:
        ------------------------------------------
        Name:
              ------------------------------------
        Title:
               -----------------------------------

                                   SCHEDULE A
                                       to
                        SPECIAL CUSTODY ACCOUNT AGREEMENT
                  AMONG SSgA FUNDS ON BEHALF OF ITS PORTFOLIOS,
                               UBS SECURITIES LLC,
                     AND STATE STREET BANK AND TRUST COMPANY

                             Dated: __________, 2004


PORTFOLIOS OF SSgA FUNDS:

SSgA Directional Core Equity Fund

                                   APPENDIX A

             TO SPECIAL CUSTODY ACCOUNT AGREEMENT AMONG SSgA FUNDS,
                   ON BEHALF OF ITS PORTFOLIOS ON SCHEDULE A,
                               UBS SECURITIES LLC,
                     AND STATE STREET BANK AND TRUST COMPANY

                             Dated: _________, 2004


                    AUTHORIZED PERSONS FOR UBS SECURITIES LLC

Bank is directed to accept and act upon Advice from Broker received from any one of the following persons at UBS Securities LLC.

NAME              TELEPHONE/FAX NUMBER            SIGNATURE
----              --------------------            ---------
1.                1.                              1. ______________________


2.                2.                              2. ______________________


3.                3.                              3. ______________________


Authorized by:    _______________________, as authorized agent of Broker
                  Name:
                  Title:
                  Date:

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                                   APPENDIX B

             TO SPECIAL CUSTODY ACCOUNT AGREEMENT AMONG SSgA FUNDS,
                   ON BEHALF OF ITS PORTFOLIOS ON SCHEDULE A,
                               UBS SECURITIES LLC,
                     AND STATE STREET BANK AND TRUST COMPANY

                               Dated: _____, 2004

                     AUTHORIZED PERSONS FOR EACH REGISTERED
                        INVESTMENT COMPANY ON SCHEDULE A/
                           SSgA FUNDS MANAGEMENT, INC.

Bank is directed to accept and act upon Instructions from Customer received from any one of the following persons at SSgA Funds Management, Inc., as authorized by SSgA Funds.

NAME              TELEPHONE/FAX NUMBER            SIGNATURE
----              --------------------            ---------
1.                1.                              1. ______________________


2.                2.                              2. ______________________


3.                3.                              3. ______________________


Authorized by:    _______________________, as authorized agent of Broker
                  Name:
                  Title:
                  Date: